UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 17, 2017

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building D, Floor 3 35 Gatehouse Drive Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2017, Syndax Pharmaceuticals, Inc. (the “Company”) entered into a Purchase Agreement with Biotechnology Value Fund, L.P. (“BVF”) and certain entities affiliated with BVF (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company issued directly to BVF in a registered direct offering (the “Offering”) of 2,021,018 shares of the Company’s common stock at a price per share of $12.37 per share. The net proceeds from the Offering, after deducting estimated expenses, are expected to be approximately $24.8 million. No underwriter or placement agent participated in the Offering.

The Offering was made pursuant to the Company’s shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on April 20, 2017 (File No. 333-217172), as supplemented by the prospectus supplement filed with the SEC on October 18, 2017.

The Company closed the Offering on October 20, 2017. Immediately following the closing of the Offering, the Company had a total of 24,389,929 shares of common stock issued and outstanding.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the common stock in the Offering is filed herewith as Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Cooley LLP

10.1	Purchase Agreement, dated October 17, 2017

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Briggs W. Morrison, M.D.
Briggs W. Morrison, M.D.
Chief Executive Officer

Dated: October 20, 2017